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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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TRC Companies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF SHAREHOLDERS' MEETING TO BE HELD NOVEMBER 17, 2011

To Our Shareholders:

A Meeting of Shareholders of TRC Companies, Inc. will be held Thursday, November 17, 2011 at 9:00 a.m., at the Millenium Bostonian Hotel, 26 North Street, Boston, MA 02109 to consider and take action on the following items:

1.	The election of seven directors for the ensuing year;

2.	An advisory vote on Executive Compensation;

3.	An advisory vote on the frequency of future advisory votes on Executive Compensation;

4.	The ratification of the appointment of Deloitte & Touche LLP as independent auditors to audit the Company's financial statements for the fiscal year ending June 30, 2012;

5.	Such other business as may properly come before the meeting or any adjournments thereof.

Shareholders of record at the close of business on October 10, 2011 will be entitled to vote at the meeting.

Shareholders who do not expect to attend the meeting and wish their shares voted pursuant to the accompanying proxy are requested to sign and date the proxy and return it as soon as possible in the enclosed reply envelope. In addition, shareholders may vote by telephone or over the Internet by following the instructions on the Proxy Card.

By Order of the Board of Directors

Senior Vice President, General Counsel and Secretary

Dated at Windsor, Connecticut
October 20, 2011

TRC Companies, Inc.
21 Griffin Road North Windsor, Connecticut 06095
Telephone 860-298-9692 Fax 860-298-6399

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of TRC Companies, Inc. (the “Company”) from the holders of the Company's Common Stock for the Shareholders' Meeting to be held November 17, 2011, and any adjournments thereof. The giving of a proxy does not affect your right to vote should you attend the Meeting in person, and the proxy may be revoked at any time before it is voted by voting in person at the Meeting or by giving the Secretary of the Company a signed instrument revoking the proxy or a signed proxy of a later date. Each properly executed proxy not revoked will be voted in accordance with instructions therein. If no instructions are specified in the proxy, it is the intention of the persons named in the accompanying proxy to vote FOR the election of the nominees named therein as directors of the Company, FOR with respect to the matter described in Item 2 in the Notice of Meeting, FOR three years with respect to the matter described in Item 3 in the Notice of Meeting and FOR the matter described in Item 4 in the Notice of Meeting and;

With respect to all matters expected to be presented for a vote of shareholders, the presence, in person or by duly executed proxies, of the holders of a majority of the outstanding shares of our capital stock entitled to vote at the Meeting is necessary to constitute a quorum in order to transact business. The election of directors requires a plurality of the votes of the shares present in person or represented by proxy at the Meeting and entitled to vote thereon. Items 2 and 4 require the affirmative vote of the majority of the shares present in person or represented by proxy at the Meeting and entitled to vote thereon. Under Item 3 the option which receives the highest number of votes will be selected.

Abstentions will be counted as present in determining whether a quorum exists, but will have the same effect as a vote against a proposal (other than with respect to the election of directors). Shares held by nominees that are present but not voted on a proposal because the nominees did not have discretionary voting power and were not instructed by the beneficial owner (“broker non-votes”) will be counted as present in determining whether a quorum exists and will be disregarded in determining whether a proposal has been approved.

The Company's Annual Report on Form 10-K, including financial statements, for the year ended June 30, 2011 is being mailed to shareholders along with the Notice of Meeting and Proxy Statement. The financial statements and the discussion and analysis by management of the Company's results of operations and financial condition contained in the Annual Report of the Company for the year ended June 30, 2011 are incorporated herein by reference.

The record date for determining those shareholders entitled to vote at the Annual Meeting was October 10, 2011. On that date, the Company had 27,812,758 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote.

The mailing address of the Company's principal executive office is 21 Griffin Road North, Windsor, CT 06095-1563, and the approximate date on which this Proxy Statement and the form of proxy are first being sent to shareholders is October 21, 2011.

PRINCIPAL SHAREHOLDERS

Common Stock

The table below sets forth information as of October 1, 2011 with respect to all persons known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Common Stock*
The Clark Estates, Inc.[1] One Rockefeller Plaza, 31st Floor New York, NY 10020	5,764,677	20.73
Peter R. Kellogg[2] c/o IAT Reinsurance Co. Ltd. 48 Wall Street New York, NY 10005	5,220,294	18.77
Heartland Advisors, Inc.[3] 789 North Water Street Milwaukee, WI 53202	2,514,150	9.04
Royce & Associates, LLC[4] 1414 Avenue of the Americas New York, NY 10019	2,073,873	7.46
Dimensional Fund Advisors, LP5 1299 Ocean Avenue Santa Monica, CA 90401	1,503,825	5.41
________
*    Based on 27,809,041 shares of Common Stock outstanding as of October 1, 2011.

1
Based on information set forth on a Form 13F filed with the Securities and Exchange Commission (“SEC”) on July 27, 2011. Includes 3,720,930 shares of common stock from the December 2010 Series A Convertible Preferred Stock conversion issued to Federal Partners, L.P., which is an affiliate of The Clark Estates, Inc.

2
Based on information set forth on a Form SC 13G/A filed with the SEC on February 15, 2011. Of these shares, 1,345,216 are held by IAT Reinsurance Co., Ltd.; 1,311,314 are owned by Mr. Kellogg directly; 228,415 shares are held by Mr. Kellogg's wife; 2,335,349 shares are held by custodial accounts controlled by Mr. Kellogg and by companies controlled by Mr. Kellogg. Mr. Kellogg has sole dispositive and voting power with respect to the shares of TRC Companies owned by IAT and its subsidiaries. Mr. Kellogg disclaims beneficial ownership of the shares held by his wife and by IAT and its subsidiaries. Includes 2,790,698 shares of common stock from the December 2010 Series A Convertible Preferred Stock conversion.

3	Based solely on information set forth on a Form 13F filed with the SEC on August 12, 2011.

4	Based solely on information set forth on a Form 13F filed with the SEC on August 9, 2011.

5	Based solely on information set forth on a Form 13F filed with the SEC on August 5, 2011.

PROPOSAL 1

ELECTION OF DIRECTORS

Your vote is requested in favor of the seven individuals named in the following table, each to serve for a one-year term and until his successor is duly elected and qualified. The Board, pursuant to the recommendations of the Company's Nominating and Corporate Governance Committee, has selected the seven persons named below as nominees to the Board. All of the nominees were elected directors at the November 18, 2010 Shareholders' Meeting except Mr. Grogan who was appointed to the Board in March, 2011. Mr. Boehlert is retiring from the Board effective as of the Shareholders' Meeting and is not standing for re-election. Mr. Boehlert joined the Board in 2007 and we thank Sherry for his steadfast service and wise counsel.

Should any of such nominees become unable to serve as a director prior to election, the persons named in the proxy will vote for the election of a substitute nominee, if any, designated by the Board of Directors. All nominees have consented to serve as directors.

Name, Principal Occupation During Past Five Years and Other Corporate Directorships	Age	Served as Director Since
Christopher P. Vincze Chairman of the Board, and Chief Executive Officer of the Company	49	2005
Friedrich K. M. Bohm[2] Former Chairman of the architectural firm of NBBJ and Director of M/I Homes, Inc.	69	2004
F. Thomas Casey[2] Former Partner with Ernst & Young	70	2007
Stephen M. Duff[1,2] Chief Investment Officer of The Clark Estates Inc.	47	2006
Richard H. Grogan[2] Chairman, Talisman Management, Ltd.	58	2011
Robert W. Harvey[2] Former Vice Chairman and Executive Vice President at Reliant Energy, Inc.	56	2007
Dennis E. Welch[2] Executive Vice President and Chief Administrative Officer of American Electric Power Company, Inc. and Director of various AEP subsidiaries.	59	2010

[1]
Mr. Duff was elected to the Board pursuant to the provisions of a Stock Purchase Agreement dated March 6, 2006 which provides that so long as Federal Partners, LP holds at least five percent of the outstanding capital stock of the Company, the Company will take steps reasonably necessary to ensure Mr. Duff's election to the Board.

[2]
The Board has determined that each of these directors is “independent” as defined under Section 303A.02 of the New York Stock Exchange Listed Company Manual (the “Manual”), and the Board has determined that no material relationships exist between any independent director and the Company.

At the Shareholders' Meeting held on November 18, 2010, approximately 83.3% of the total number of shares entitled to vote at that Meeting for the election of directors was represented in person or by proxy. At least 77.9% of the shares voting at that Meeting were cast in favor of each of the foregoing directors, except Mr. Grogan who was not standing for election at that time.

The affirmative vote of a plurality of the votes cast at the Meeting is required to elect each nominee.

The Board of Directors unanimously recommends a vote “FOR” the election of the above nominees as directors of the Company.

BOARD MEETINGS AND COMMITTEES

The standing committees of the Board are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. In addition to regular Board meetings, the independent directors of the Company meet periodically as a group. Mr. Harvey serves as Lead Director and presides over these independent director meetings.

The Audit Committee of the Board of Directors is currently composed of Messrs. Casey (Chairman), Bohm, Harvey, and Welch. The Audit Committee discusses with the Company's independent auditors the audit plan, the Company's consolidated financial statements and matters described in Statement on Auditing Standards No. 61, “Communications with Audit Committees.” The Audit Committee reports to the Board of Directors. It also recommends to the Board the selection and compensation of the independent auditors for the Company. The Board has determined that each member of the Audit Committee is independent as defined in Section 303A.02 of the Manual. The Board of Directors has also determined that Mr. Casey is an “audit committee financial expert” as that term is used in Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee is governed by a Charter which has been adopted by the Board of Directors and is available in hard copy from the Company or on the Company's website at www.trcsolutions.com.

The Compensation Committee of the Board of Directors is currently composed of Messrs. Welch (Chairman), Bohm, Duff and Harvey. The Board has determined that each member of the Compensation Committee is independent as defined in Section 303A.02 of the Manual. The Committee approves the general salary scale, annual bonus and long-term incentive awards for executive management of the Company and specifically establishes the compensation package for the chief executive officer. The Committee's actions are discussed more fully in the Compensation Discussion and Analysis included in this Proxy Statement. The Compensation Committee is governed by a Charter which has been adopted by the Board of Directors and is available in hard copy from the Company or on the Company's website at www.trcsolutions.com.

The Nominating and Corporate Governance Committee of the Board of Directors is currently composed of Messrs. Harvey (Chairman), Boehlert, Bohm, and Welch. The Committee reviews the organization, structure, size and composition of the Board and recommends to the Board nominees to serve as directors as well as corporate governance principles applicable to the Company. The Nominating and Corporate Governance Committee is governed by a Charter which has been adopted by the Board of Directors and is available in hard copy from the Company or on the Company's website at www.trcsolutions.com. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent as defined in Section 303A.02 of the Manual. The Committee has developed, and the Board of Directors has approved, Corporate Governance Guidelines which assist the Committee in evaluating qualified candidates for the Board of Directors among individuals recommended to or identified by it. The Company believes that the size of the Board should be in the range of five to nine directors. Shareholders may propose nominees for consideration by the Nominating and Corporate Governance Committee. The guidelines and the Charter are available in hard copy from the Company or on the Company's website at www.trcsolutions.com.

In fiscal year 2011 the Board of Directors held four meetings, the Audit Committee eight meetings, the Compensation Committee four meetings and the Nominating and Corporate Governance Committee three meetings. All directors attended at least 75% of the aggregate of the Board meetings and the meetings of the Committees on which they served. We encourage attendance by our directors at the Annual Shareholders Meeting, and all directors attended the meeting held in November 2010.

Directors are expected to possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the shareholders. We endeavor to have a Board representing a diverse experience at policy-making levels and in areas that are relevant to the Company's activities in general. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and committed to serve on the Board for an extended period of time. Directors shall not hold any directorships that could interfere with their ability to perform the duties of Directors of the Company. In accordance with the Corporate Governance Guidelines, the Lead Director presides at all meetings of independent directors, or, in such person's absence, an independent director designated by those directors present shall preside. Accordingly, Mr. Harvey presides at executive sessions of non-management directors without management present. Interested parties can communicate with the Lead Director by contacting the Company's Corporate Secretary. Shareholders who wish to suggest nominees for election to the Board should contact the Secretary of the Company at 21 Griffin Road North, Windsor, Connecticut 06095, stating in detail the qualifications of such person for consideration by the Nominating and Corporate Governance Committee.

We have adopted a Corporate Code of Business Conduct and Ethics applicable to all employees including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions (the “Code of Ethics”). We also have adopted a code of ethics for the Chief Executive Officer and Senior Financial Officials. Copies of the Codes of Ethics are available in hard copy and on the Company's website at www.trcsolutions.com.

We endeavor to have a Board representing a diverse experience at policy-making levels and in areas that are relevant to the Company's activities in general. Our Board members have a wealth of experience in a variety of areas including environmental consulting, government and public policy, architecture and engineering, accounting, management consulting, electric power, finance, and investment. Mr. Vincze serves as both Chief Executive Officer and Chairman of the Board. Mr. Vincze is a seasoned professional in our industry and has led us through a difficult turnaround. With his broad contacts, management skills and insight into markets and public policy we look forward to him leading us as we move forward with our focus on profitable growth. Given our size, the predominance of outside independent directors on our Board and our strong Lead Director function, we believe it is appropriate for Mr. Vincze to hold both the CEO and Chairman roles. Mr. Boehlert had a distinguished career as a 12 term member of the United States House of Representatives and remains active on a variety of critical environmental, energy, and transportation issues. Mr. Bohm served for many years as chairman of one of the largest architectural firms in the world and brings a unique perspective on internal and external issues facing the consulting and engineering markets. As a former managing partner at Ernst & Young, Mr. Casey is a resource on accounting, finance, internal controls and business processes and the critical role the Audit Committee provides in managing the Company. In addition to bringing the perspective of a major investor, Mr. Duff is an expert at nurturing business culture and helping companies grow. Mr. Grogan has a long and successful track record in financing, strategy and growth as well as the management of corporate environmental risk for companies in both the United States and Europe. Mr. Harvey serves as Lead Director and is an exceptional resource to help the Company focus on opportunities and growth based on his long experience at McKinsey and Company and as a senior executive with a major electric utility. In his role as executive vice president of a major electric utility Mr. Welch is in the forefront of a number of key environmental and energy policy issues.

The Board oversees the management of risks inherent in the operation of the Company's business. In connection with its review of Company performance and strategic direction, the Board reviews the primary risks facing the Company's operations and functions. In particular the Board:

•	Reviews, approves, and monitors fundamental financial and business strategies and major corporate actions;

•	Assesses major risks facing the Company and reviews options for their mitigation; and,

•
Reviews, approves and monitors processes which are in place for maintaining the integrity of the Company, including the integrity of the financial statements, compliance with law and ethics and the integrity of relationships with suppliers and customers.

TRC undertakes an annual and ongoing enterprise risk assessment process. The Audit Committee oversees the operation of the Company's enterprise risk management program, including the identification of the primary risks associated with the Company's business; an overall prioritization of those risks and measures to manage and mitigate those risks; and a process for interim updates to the overall risk assessment and risk management process. The Company's Vice President Internal Audit, who reports functionally to the Chair of the Audit Committee, in conjunction with a third party internal control consultant, assists the Company in identifying and evaluating risks and controls and processes to address those risks. In connection with its risk management role, at each of its regularly scheduled meetings, the Audit Committee receives a presentation from the Vice President Internal Audit and meets privately with him and the Company's independent auditors.

As part of its role, the Compensation Committee interacts with the Audit Committee and assesses the Company's executive compensation programs to ascertain any potential material risks that may be created by those programs. Based on its assessment, the Committee concluded that the Company's compensation programs are designed and administered with the appropriate balance of risk and reward in relation to the Company's overall business strategy and do not encourage executives to take unnecessary or excessive risks.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth as of October 1, 2011, the total number of shares of the Company's Common Stock beneficially owned by each director and named executive officer of the Company and all directors and executive officers as a group, based upon information furnished by each director and executive officer.

	Amount and Nature
	of Beneficial Ownership(1)
	Number	Percent of
Name of Individual or Group	of Shares	Class(2)
Christopher P. Vincze(3)	448,266	1.6
Sherwood L. Boehlert(4)	79,997	*
Friedrich K. M. Bohm(5)	161,709	*
F. Thomas Casey(6)	75,997	*
Stephen M. Duff(7)	104,117	*
Richard H. Grogan(8)	8,278	*
Robert W. Harvey(9)	97,897	*
Dennis E. Welch(10)	30,149	*
Thomas W. Bennet, Jr.(11)	118,063	*
Martin H. Dodd(12)	91,872	*
Glenn E. Harkness(13)	149,163	*
James Mayer(14)	68,533	*
Robert C. Petersen(15)	74,007	*
David Zarider(16)	59,571	*
All directors and executive officers as a group (14) individuals	1,567,619	5.5
* Less than 1%

(1)
The number of shares beneficially owned by each director, executive officer and stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after October 1, 2011 pursuant to the exercise of options or the vesting of stock awards. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of such shares does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares.

(2)	Based on 27,809,041 shares of Common Stock outstanding as of October 1, 2011.

(3)	Includes 209,300 shares that may be acquired through the exercise of options on or before November 29, 2011.

(4)	Includes 19,500 shares that may be acquired through the exercise of options and 4,513 shares of restricted stock which vest on or before November 29, 2011.

(5)
Includes 44,000 shares that may be acquired through the exercise of options and 4,513 shares of restricted stock which vest on or before November 29, 2011 as well as 57,212 shares held pursuant to the Director's Deferred Compensation Plan.

(6)	Includes 15,500 shares that may be acquired through the exercise of options and 4,513 shares of restricted stock which vest on or before November 29, 2011.

(7)
Includes 34,000 shares that may be acquired through the exercise of options and 4,513 shares of restricted stock which vest on or before November 29, 2011 as well as 9,620 shares held pursuant to the Director's Deferred Compensation Plan.

(8)	Includes 2,760 shares of restricted stock which vest on or before November 29, 2011.

(9)
Includes 15,500 shares that may be acquired through the exercise of options and 4,513 shares of restricted stock which vest on or before November 29, 2011 as well as 21,900 shares held pursuant to the Director's Deferred Compensation Plan.

(10)	Includes 4,513 shares of restricted stock which vest on or before November 29, 2011.

(11)	Includes 7,500 shares that may be acquired through the exercise of options on or before November 29, 2011.

(12)	Includes 46,925 shares that may be acquired through the exercise of options on or before November 29, 2011.

(13)	Includes 68,500 shares that may be acquired through the exercise of options on or before November 29, 2011.

(14)	Includes 39,425 shares that may be acquired through the exercise of options on or before November 29, 2011.

(15)	Includes 27,875 shares that may be acquired through the exercise of options on or before November 29, 2011.

(16)	Includes 26,000 shares that may be acquired through the exercise of options on or before November 29, 2011.

EXECUTIVE OFFICERS

The following table presents the name and age of each of the Company's executive officers during fiscal year 2011, their present positions with the Company and date of appointment thereto, and other positions held during the past five years, including positions held with other companies and with subsidiaries of the Company:

Name and Age	Present Position and Date of Appointment	Other Positions Held During Last Five Years
Christopher P. Vincze 49	Chairman of the Board (November 2006), and Chief Executive Officer (January 2006)
Thomas W. Bennet, Jr. 51	Senior Vice President and Chief Financial Officer (June 2008)	President Bennet Consulting Group LLC (December 2007); Chief Financial Officer and Vice President Finance, Connecticut Yankee Atomic Power (December 1997)
Martin H. Dodd 58	Senior Vice President, General Counsel and Secretary (February 1997)
Glenn E. Harkness 63	Senior Vice President (September 1997)
Robert C. Petersen 68	Senior Vice President and Chief Operating Officer (August 2010)	Senior Vice President and Environmental and Infrastructure Lead
James Mayer 59	Senior Vice President and Energy Sector Lead (November 2009)	Senior Vice President Power Delivery
David Zarider 57	Senior Vice President National Sales (November 2009)	Senior Vice President

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis (“CD&A”) outlines TRC's executive compensation philosophy, objectives and process. It explains the decision-making process used by our Compensation Committee (the “Committee”), the reasoning behind our executive compensation programs and actions the Committee takes related to the compensation of the executives listed in the Summary Compensation Table on Page 14 (our “Named Executive Officers”).

Executive Summary

The primary focus of management in fiscal year 2011 was to address the following goals and objectives:

•	Continue profitable growth in our operating segments;

•	Continue focus on improvement of operating margins and increase positive operating cash flows; and

•	Attract and retain top talent.

It is the Committee's intent to provide competitive performance based compensation to executive officers

Our results for fiscal year 2011 were adversely impacted by a $17.3 million charge incurred relating to the Arena Towers verdict which was substantially reduced in the first quarter of fiscal year 2012 due to a favorable court ruling. Excluding this impact, our fiscal year 2011 operating results improved compared to the prior year, and our results of operations reflect an increase in revenues and a reduction of the net loss applicable to our common shareholders. We achieved a 6.9% year-over-year increase in net service revenue despite continued challenging economic and industry trends. We also generated $12.5 million in positive operating cash flow in fiscal year 2011 compared to $11.1 million in fiscal year 2010.

The Compensation Committee determined that the Arena Towers matter was an unusual and non-recurring matter related to a lease entered into in 2006 and that it did not reflect Company performance in fiscal year 2011. The Committee noted that fiscal year 2011 operating performance was a significant improvement over fiscal year 2010. The Company's lender under its Credit Agreement amended that Agreement to exclude the impact of the Arena Towers case, and therefore the Company exceeded the target for Earning Before Interest Taxes, Depreciation and Amortization (“EBITDA”) under its Credit Agreement, which was the measure used for determination of bonus achievement under the Company's Bonus Plan and for vesting of the performance-based component of previously issued restricted stock units. Therefore incentive payments were awarded, and performance-based equity vested.

Compensation Philosophy

Our executive compensation philosophy is based on the following principles:

•	Our compensation programs should fairly reward management for its contributions to attaining business objectives and maximizing shareholder value;

•	Pay should be competitive to allow us to attract and retain executive officers with skills critical to our long-term success; and

•	Pay should reward individual and team performance.

In addition, the Committee considers the following factors when making individual compensation decisions:

•	Qualifications, experience and knowledge of the executive;

•	Performance of the executive;

•	The executive's current compensation level as compared to compensation levels of comparable executives in similar organizations; and

•	Financial performance of TRC.

We compensate executives through a mix of base salary, annual incentives, long-term equity incentives, benefits and perquisites (i.e., “total compensation”). Currently, the Committee targets the combined value of these compensation components near the median of total compensation paid to executives in comparable organizations performing similar duties as the executive (i.e., “market median”).

Compensation Administration

Role of the Committee

The Committee is responsible for the review and approval of our executive compensation program. The Committee is responsible for the following actions related to the Chief Executive Officer:

•	Review and approval of corporate incentive goals and objectives relevant to compensation;

•	Evaluation of individual performance results in light of these goals and objectives;

•	Evaluation of the competitiveness of the total compensation package; and

•	Approval of any changes to the total compensation package, including but not limited to salary, annual and long-term incentive award opportunities and payouts and retention programs.

Further information regarding the Committee's responsibilities is set forth in the Committee's charter which is posted on our website at www.trcsolutions.com.

Role of the Chief Executive Officer

Our CEO, Mr. Vincze, makes recommendations regarding the compensation of other executives. Within the framework of the compensation programs approved by the Committee, Mr. Vincze recommends salary adjustments, proposes incentive opportunities and performance measures used in the annual incentive plan and recommends equity grants for other executives. Mr. Vincze's recommendations are based upon an assessment of each executive's performance, performance of the executive's respective business or function, retention considerations, and market factors. The Committee reviews these recommendations before making their decision. Mr. Vincze does not participate directly in the Committee's deliberation of matters impacting his own compensation.

Compensation Consultants

The Compensation Committee's charter grants the Committee the authority to retain experts in the field of executive compensation to assist the Committee in fulfilling its duties. The Compensation Committee consults with Pearl Meyer & Partners (“PM&P”) to provide information and advice regarding competitive executive compensation levels and practices.

In fiscal year 2011, PM&P assisted the Committee with a number of issues, including:

•
Advice concerning amendments to the Amended and Restated 2007 Equity Incentive Plan, including an analysis of overhang and dilution levels compared to the peer group and advice related to an option exchange program;

•	Design and assessment of long-term incentive grants and related advice; and

•	Consultation regarding compensation trends and regulatory changes.

PM&P does not provide any services to the Committee or the Company other than compensation consulting services. PM&P reports directly to the Chair of the Committee and may not consult directly with or provide services at the request of management without the approval of the Chair. The Committee meets with PM&P periodically in executive session without management present.

Tax Considerations

The Internal Revenue Code contains a provision that limits the tax deductibility of certain compensation paid to our Named Executive Officers. This provision disallows the deductibility of certain compensation in excess of $1,000,000 per year unless it is considered performance-based compensation under the tax code. The compensation paid or granted to our Named Executive Officers for fiscal year 2011 is expected to be fully tax deductible to the Company. While we do not foresee any future compensation becoming non-deductible under Section 162(m), the Committee reserves the right to forgo any or all of the tax deduction if they believe it to be in the best long-term interests of our stockholders.

Accounting Considerations

We consider the accounting cost of long-term incentive awards when making a determination of what type of equity to grant, if any. In fiscal year 2011, the Committee decided that restricted stock unit grants were appropriate long-term incentives when both the value of the incentive to the executives and the accounting cost of units were considered. The Committee also reviewed the cost of annual incentive payments pursuant to the TRC Bonus Plan.

Total Compensation

The total compensation for our executives is comprised of base salaries, annual incentives, long-term equity incentives, benefits and perquisites.

Consistent with our philosophy of setting compensation at the market median, the Committee reviewed executive compensation by component and in total. In fiscal year 2009, our compensation consultants prepared a competitive assessment of base salary, annual incentive, and equity award opportunities. A new assessment was not prepared in fiscal year 2011. The Committee believed that the fiscal year 2009 assessment remained a valid tool for compensation determinations. Information for the fiscal year 2009 assessment was collected from the following sources:

•	Public Companies - Data was collected from SEC filings for public companies with comparable revenues and service offerings. Sixteen companies were included in the peer group:

Companies Included In Peer Group
Argan, Inc.	Hill International, Inc.	Navigant Consulting, Inc.
CRA International, Inc.	Huron Consulting Group, Inc.	NCI, Inc.
Ecology & Environment, Inc.	ICF International, Inc..	RCM Technologies, Inc.
ENGlobal Corp.	Michael Baker Corp.	Versar, Inc.
Exponent, Inc.	National Technical Systems, Inc.	Wildan Group, Inc.
GP Strategies Corp.

•
Published Surveys - In compiling survey data, PM&P reviewed published and private survey data from nationally recognized sources. The analysis matched executive positions by responsibilities, and PM&P limited the survey scopes to those most closely matched to the Company's business and revenue size.

Elements of Compensation

Our executive compensation programs are intended to represent a reasonable balance between fixed compensation, which the executives earn for doing their jobs, and variable compensation which is at risk and may never be earned. We consider base salaries fixed compensation. The TRC Bonus Plan is considered variable compensation. Our long-term incentive awards contain elements of both guaranteed and variable compensation. In fiscal year 2011, we granted restricted stock which fluctuates in value based on our stock price. A portion of these awards vest over time and a portion vest based on performance targets.

We generally target levels of compensation at the market median. The mix of compensation is intended to provide a median level of compensation at target performance. The Committee determines the balance between fixed and variable compensation for each executive based on the responsibilities of the position and its impact on Company performance. Executives with greater responsibilities generally have a larger percentage of their total compensation at risk.

We consider the Company's and the executive's performance when making base salary adjustments. Incentive opportunities are established based on market data, the executive's responsibilities and the executive's contributions to the Company.

Base Salaries

Base salaries earned by our executives are designed to provide a reasonable level of compensation relative to each executive's duties and responsibilities. Pursuant to our compensation philosophy, we set our executives' salaries considering their skills, expertise, responsibilities and the salaries of comparable positions in similar organizations. The Committee considers these factors as well as the pay relationship between the executives to ensure that pay is reasonable from both an internal and external perspective. Base salaries of our executives differ from one another due to these factors. For example, our CEO's responsibilities are greater than that of our other executives; therefore, his base salary is higher than theirs.

The Committee reviews salaries annually for possible adjustment. Mr. Bennet received a 10% increase in his base salary during fiscal year 2011 to help bring his base salary closer to the market median.

Annual Bonus Plan

In fiscal year 2011, the Company adopted the FY 2011 Bonus Plan. All employees of the Company, including the Named Executive Officers, participated in the FY 2011 Bonus Plan. Under that Plan, awards to Named Executive Officers are determined by Company performance. Consistent with our focus on rewarding performance that enhances shareholder value, the Committee determined that EBITDA was the appropriate measure for fiscal year 2011. The Committee approved an EBITDA target of $12.5 million for fiscal year 2011, at or above which level a bonus pool of $8.4 million was established. That amount is allocated among the Company's operations based on certain objectives, notably EBITDA, target days sales outstanding, and profitable growth.

Long-Term Incentive Awards

The purpose of long-term, equity-based incentive awards is to align our executives with the long-term interests of stockholders. The Committee uses equity-based incentives to balance the short-term nature of the annual incentive plan with awards which earn their value based on stock price appreciation. These awards are typically granted to the executives on an annual basis. Equity grants are awarded by the Committee. The Company does not seek to time equity grants to take advantage of information about the Company.

An option exchange program took place in fiscal year 2011 under which participants could exchange options with exercise prices above $7.25 per share for a number of restricted stock units based on the Black -Scholes value of the exchanged options. Executive Officers and directors did not participate in the exchange.

In fiscal year 2011, the Committee determined a dollar value for long-term incentive awards based on the prior benchmarking, Company dilution, and the executive's role in helping TRC achieve long-term business success. The dollar value for each Named Executive Officer was then granted in restricted stock.

The number of shares of restricted stock was based on the closing price of TRC common stock on the New York Stock Exchange on the date of grant. Half of the restricted units vest in equal one-forth increments on the first, second, third, and fourth anniversaries of grant. The other half vest on the same schedule as the time-vested component because the Committee determined the Company had met its target EBITDA (as determined under its Credit Agreement) in fiscal year 2011. Awards are shown in the Summary Compensation Table on page 14.

The Committee believed that the restricted stock provided the Named Executive Officers with an appropriate long-term incentive award that balances the goals of shareholder return with executive share ownership and retention. The executives would be incentivized to produce, and rewarded by, share price appreciation, thereby aligning their interests with the long-term interests of TRC's shareholders.

Benefits

Named Executive Officers are eligible to receive standard benefits such as medical, dental, disability and life insurance, and participation in our 401(k) plan. These benefits are provided on the same basis and at the same cost as for all other full-time salaried employees.

Perquisites

We offer the Named Executive Officers limited perquisites that are designed to enhance business productivity and keep us competitive within the market. During fiscal year 2011, the Named Executives, except for Mr. Mayer, received a monthly car allowance. The monthly allowance was $700 for Messrs. Vincze, Bennet, and Petersen, and $650 for Mr. Dodd.

Employment Agreements

Christopher P. Vincze

We entered into an employment agreement with Mr. Vincze on March 18, 2005 which was amended and restated on January 25, 2006, August 9, 2007 and June 28, 2011 (the “Amended Agreement”).

Amended Agreement

The Initial Term of the Amended Agreement is from July 1, 2011 to June 30, 2014. If Mr. Vincze remains employed by the Company after the expiration of the Initial Term, the Amended Agreement will automatically renew for successive one year terms unless we or Mr. Vincze provide written notice not to renew within 30 days of the expiration of the Initial Term or any extension.

Mr. Vincze's base salary under the Amended Agreement is $500,000 which is subject to annual review and may be increased by the Compensation Committee. He is eligible to receive annual bonuses and equity grants from the Company. Mr. Vincze has the right to participate in all present and future benefit programs generally made available to our executives and receives an automobile allowance of $700 per month.

Under the Amended Agreement we agreed to grant Mr. Vincze a Restricted Stock Award of 300,000 shares of common stock on the Effective Date of the Agreement (the “2012 Award”) and, to the extent Mr. Vincze is still employed by the Company as of the first anniversary of the Effective Date, an additional Restricted Stock Award of 300,000 shares of common stock as of such anniversary (the “2013 Award” and, together with the 2012 Award, the “Restricted Stock Awards”). Forty percent of the shares of Common Stock subject to the Restricted Stock Awards contain time-based vesting restrictions, and the remaining sixty percent are subject to performance-based vesting restrictions. The time-based vesting component of the 2012 Award will vest in equal one-fourth increments on July 1 of 2012, 2013, 2014, and 2015; and the time-based vesting component of the 2013 Award, if awarded pursuant to the Agreement, will vest in equal on-third increments on July 1 of 2013, 2014, and 2015. The performance-based vesting components of both Restricted Stock Awards shall vest in their entirety based on earnings per share ("EPS”) for the Company's fiscal year ending June 20, 2014 (or an earlier trailing four-quarter period) (the “FY 2014 Target”). If the FY 2014 Target is not achieved prior to July 1, 2014, the performance-based vesting components will vest in their entirety based on EPS in a trailing four-quarter period ending on or before July 1, 2015. If neither of the EPS targets is met by the indicated dates, the performance-based vesting components of the Restricted Stock Awards will immediately be forfeited.

For subsequent Company fiscal years during the Employment Term, Mr. Vincze will receive annual restricted stock awards in amounts to be determined in accordance with his role in the Company and as approved by the Compensation Committee.

If we terminate Mr. Vincze's employment for any reason other than death, disability, or Cause (as defined in the Agreement) or if Mr. Vincze terminates employment for Good Reason, we will pay Mr. Vincze a lump sum payment equal to the greater of (i) two and one half times his annual base salary in effect immediately prior to the date of such termination or (ii) $1.25 million. In addition, we will pay Mr. Vincze his accrued base salary, accrued but unused vacation, and pro-rated bonus (if any) through the date of such termination. Also, to the extent permitted by law, we will provide benefit continuation for a period of two years following termination. If such benefit continuation cannot be provided we will pay the cost of such coverage in a lump sum within six months following termination.

If Mr. Vincze dies, his beneficiaries or estate will receive an amount, if any, by which amounts paid under the applicable insurance policies, are less than Mr. Vincze's annual base salary under the Amended Agreement. In addition, Mr. Vincze, his beneficiaries or estate, as applicable, will receive a prorated portion of the bonuses described above and any accrued but unused vacation.

If Mr. Vincze becomes Permanently Disabled, he will receive an amount, if any, by which amounts paid under the applicable disability policy are less than the greater of (i) two and one half times his annual base salary in effect immediately prior to termination or (ii) $1.25 million. In addition, Mr. Vincze will receive a prorated portion of the bonuses described above and any accrued but unused vacation. Also, to the extent permitted by law, we will provide benefit continuation for a period of two years following termination. If such benefit continuation cannot be provided we will pay the cost of such coverage in a lump sum within six months following termination.

If Mr. Vincze is terminated for Cause (as defined in the Amended Agreement), we will pay Mr. Vincze his accrued base salary, accrued but unused vacation, all business expenses and his car allowance through the date of the termination.

Under the Amended Employment Agreement, Mr. Vincze is prohibited from competing with the Company during a one-year period following any termination of employment.

Other Named Executive Officers

In the event of a termination of employment in connection with a change-of-control, Messrs. Bennet, Dodd, Mayer and Petersen are entitled to receive a payment equal to one year's salary. Vesting of stock options for all Named

Executive Officers accelerate in full upon a change-of-control as defined in the Company's plans, and restricted stock awards vest upon a non-cause termination or resignation for good reason within one year of a change-of-control.

Terminations of Named Executive Officers other than one pursuant to a change-of-control are handled on a case-by-case basis with the Company's practice being to grant a reasonable severance benefit for non‑cause terminations based on length of service and other considerations. As an example, in April of 2010 the employment of Michael C. Salmon, who had served as the Company's President since May 2007 and who had joined the Company in 1997 was terminated. Mr. Salmon received a severance benefit equal to a 15-month salary continuation with Mr. Salmon agreeing to cooperate with the Company on ongoing and future matters and to not compete with the Company or solicit employees or customers.

Summary of Compensation
The narrative, table and footnotes below describe the total compensation paid for fiscal years ended June 30, 2011, June 30, 2010, and June 30, 2009 to the "Named Executive Officers," who are Christopher Vincze (the Company's principal executive officer), Thomas W. Bennet, Jr. (the Company's principal financial officer), and the other three individuals who were serving as executive officers of the Company on June 30, 2011, the last day of the fiscal year.
SUMMARY COMPENSATION TABLE

Name	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	All Other ($)	Total ($)
Christopher P. Vincze Chairman and Chief Executive Officer	2011	465,000	465,000	864,000	—	23,034	1,817,034
	2010	465,000	—	1,077,000	—	26,419	1,568,419
	2009	465,000	232,500	426,300	—	27,119	1,150,919
Thomas W. Bennet, Jr. Senior Vice President and Chief Financial Officer	2011	275,000	207,000	345,600	—	26,408	854,008
	2010	250,000	50,000	430,800	—	26,227	757,027
	2009	250,000	150,000	81,200	—	26,763	507,963
Martin H. Dodd Senior Vice President and General Counsel	2011	244,400	123,000	129,600	—	22,041	519,041
	2010	244,400	—	161,550	—	22,978	428,928
	2009	244,400	73,500	143,550	—	34,222	495,672
James Mayer Senior Vice President and Energy Sector Lead	2011	298,896	239,000	86,400	—	7,281	631,577
	2010	294,125	100,000	161,550	—	6,591	562,266
	2009	288,746	269,087	58,000	—	13,093	628,926
Robert C. Petersen Chief Operating Officer	2011	275,000	207,000	86,400	—	17,214	585,614
	2010	275,000	50,000	93,340	—	17,066	435,406
	2009	275,000	103,000	58,000	—	17,741	453,741

(1)
Amounts set forth in the Stock Awards and Option Awards columns represent the aggregate grant date fair value of awards granted in fiscal years 2011, 2010 and 2009 computed in accordance with FASB ASC Topic 718, disregarding estimates of forfeitures related to service-based vesting conditions. For additional information about the assumptions used in these calculations, see Note 2 and Note 16 to our audited consolidated financial statements for the fiscal year ended June 30, 2011 included in our annual report on Form 10-K for the fiscal year ended June 30, 2011. The amounts shown in the Stock Awards column include the grant date fair value of performance-based restricted stock based upon the probable outcome of the performance condition as of the grant date. The maximum value of the performance-based restricted stock awards granted in fiscal year 2011 assuming achievement of the targeted level of performance are: Mr. Vincze—$432,000; Mr. Bennet—$172,800; Mr. Dodd—$64,800; Mr. Mayer—$43,200; and, Mr. Petersen—$43,200. The performance-based criteria was met and those awards vested. The maximum value of the performance-based restricted stock awards granted in fiscal year 2010 assuming achievement of the targeted level of performance were: Mr. Vincze - $538,500; Mr. Bennet - $215,400; Mr. Dodd - $80,775; Mr. Mayer - $80,775; and, Mr. Petersen -

$46,670. The fiscal year 2010 performance-based criteria were not met and those awards did not vest.
        Amounts under All Other Compensation are comprised of the following:

Name	401(k) Employer Match ($)	Insurance Premiums ($)	Automobile ($)	Total ($)
Christopher P. Vincze	2,348	12,286	8,400	23,034
Thomas W. Bennet Jr.	6,278	11,730	8,400	26,408
Martin H. Dodd	5,193	9,048	7,800	22,041
James Mayer	5,248	2,033	—	7,281
Robert C. Petersen	—	8,814	8,400	17,214
Insurance premiums represent health, life and disability premiums paid on the same basis as all other Company employees.
Grants of Plan Based Awards
The following table presents non-equity and equity awards granted to the Named Executive Officers in fiscal year 2011 as well as the opportunities for each Executive Officer under the 2011 Bonus Plan.
GRANTS OF PLAN BASED AWARDS

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)	All Other Stock Awards Number of Shares of Stock (#)	All Other Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1) ($)
Christopher P. Vincze	8/16/2010	465,000	300,000	—	—	864,000
Thomas W. Bennet, Jr.	8/16/2010	207,000	120,000	—	—	345,600
Martin H. Dodd	8/16/2010	123,000	45,000	—	—	129,600
James Mayer	8/16/2010	239,000	30,000	—	—	86,400
Robert C. Petersen	8/16/2010	207,000	30,000	—	—	86,400

(1)
The grant date fair value is computed in accordance with FASB ASC Topic 718, disregarding estimates of forfeitures related to service-based vesting conditions. For additional information about the assumptions used in these calculations, see Note 2 and Note 16 to our audited consolidated financial statements for the fiscal year ended June 30, 2011 included in our annual report on Form 10-K for the fiscal year ended June 30, 2011. The amounts shown in the Stock Awards column include the grant date fair value of performance-based restricted stock based upon the probable outcome of the performance condition as of the grant date. Pursuant to Plan terms annual grants to any individual are capped at 300,000 shares in any tax year of the Company.

Outstanding Equity Awards at Fiscal Year End
The following table presents information regarding outstanding equity awards held by our Named Executive Officers at fiscal year end, June 30, 2011. Market value of stock awards is based on the closing price on June 30, 2011 of $6.25 per share.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Christopher P. Vincze	74,100	24,700	10.93	7/31/2014	11,438	71,488
	60,000		13.82	5/2/2015	73,500	459,375
	40,000		9.92	1/25/2016	112,500	703,125
	10,500		10.50	5/16/2016	300,000	1,875,000

Thomas W. Bennet, Jr.	7,500	2,500	5.09	6/2/2015	14,000	87,500
					45,000	281,250
					120,000	750,000

Martin H. Dodd	4,500		21.19	9/19/2011	825	5,156
	3,000		11.92	11/22/2012	24,750	154,688
	5,000		18.62	11/7/2013	16,875	105,469
	5,287	1,763	11.47	7/26/2014	45,000	281,250
	1,875	625	7.90	12/7/2014
	5,000		16.03	2/22/2015
	15,000		9.92	1/25/2016
	10,000		9.34	1/12/2017

James Mayer	7,068	2,357	11.47	7/26/2014	1,087	6,794
	30,000		9.01	1/3/2017	10,000	62,500
					16,875	105,469
					30,000	187,500

Robert C. Petersen	10,593	3,532	11.47	7/26/2014	1,637	10,231
	3,750	1,250	7.90	12/7/2014	10,000	62,500
	10,000		9.42	9/5/2016	9,750	60,938
					30,000	187,500

(1)	The following table details the vesting schedule for option and stock awards that were outstanding but that could not be exercised at fiscal year-end for the named executive officers:

	Option Awards			Stock Awards
		Vesting Schedule			Vesting Schedule
Name	Unexercisable at June 30, 2011	# Shares	Vesting Date	Unexercisable at June 30, 2011	# Shares	Vesting Date
Christopher P. Vincze	24,700	24,700	7/31/2011	11,438	11,438	7/31/2011

				73,500	36,750	9/9/2011
					36,750	9/9/2012

				112,500	37,500	9/29/2011
					37,500	9/29/2012
					37,500	9/29/2013

				300,000	75,000	8/16/2011
					75,000	8/16/2012
					75,000	8/16/2013
					75,000	8/16/2014

Thomas W. Bennet, Jr.	2,500	2,500	6/2/2012	14,000	7,000	9/9/2011
					7,000	9/9/2012

				45,000	15,000	9/29/2011
					15,000	9/29/2012
					15,000	9/29/2013

				120,000	30,000	8/16/2011
					30,000	8/16/2012
					30,000	8/16/2013
					30,000	8/16/2014

Martin H. Dodd	1,763	1,763	7/26/2011	825	825	7/26/2011

	625	625	12/7/2011	24,750	12,375	9/9/2011
					12,375	9/9/2012

				16,875	5,625	9/29/2011
					5,625	9/29/2012
					5,625	9/29/2013

				45,000	11,250	8/16/2011
					11,250	8/16/2012
					11,250	8/16/2013
					11,250	8/16/2014

James Mayer	2,357	2,357	7/26/2011	1,087	1,087	7/26/2011

				10,000	5,000	9/9/2011
					5,000	9/9/2012

				16,875	5,625	9/29/2011
					5,625	9/29/2012
					5,625	9/29/2013

				30,000	7,500	8/16/2011
					7,500	8/16/2012
					7,500	8/16/2013
					7,500	8/16/2014

Robert C. Petersen	3,532	3,532	7/26/2011	1,637	1,637	7/26/2011

	1,250	1,250	12/7/2011	10,000	5,000	9/9/2011
					5,000	9/9/2012

				9,750	3,250	9/29/2011
					3,250	9/29/2012
					3,250	9/29/2013

				30,000	7,500	8/16/2011
					7,500	8/16/2012
					7,500	8/16/2013
					7,500	8/16/2014

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR ENDED JUNE 30, 2011

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Christopher P. Vincze	N/A	N/A	11,437	(1)	36,027	(1)
			36,750	(2)	101,798	(2)
			37,500	(3)	94,875	(3)

Thomas W. Bennet, Jr.	N/A	N/A	7,000	(2)	19,390	(2)
			15,000	(3)	37,950	(3)

Martin H. Dodd	N/A	N/A	825	(4)	2,665	(4)
			12,375	(2)	34,279	(2)
			5,625	(3)	14,231	(3)

James Mayer	N/A	N/A	1,087	(4)	3,511	(4)
			5,000	(2)	13,850	(2)
			5,625	(3)	14,231	(3)

Robert C. Petersen	N/A	N/A	1,637	(4)	5,288	(4)
			5,000	(2)	13,850	(2)
			3,250	(3)	8,223	(3)

(1)
The stock award was granted on July 31, 2007. The shares vested on July 31, 2010. The value was calculated by multiplying the number of shares shown in the table by $3.15, the closing market price at vesting.

(2)
The stock award was granted on September 9, 2008. The shares vested on September 9, 2010. The value was calculated by multiplying the number of shares shown in the table by $2.77, the closing market price at vesting.

(3)
The stock award was granted on September 29, 2009. The shares vested on September 29, 2010. The value was calculated by multiplying the number of shares shown in the table by $2.53, the closing market price at vesting.

(4)
The stock award was granted on July 26, 2007. The shares vested on July 26, 2010. The value was calculated by multiplying the number of shares shown in the table by $3.23, the closing market price at vesting.

Post-Termination and Change of Control Payments
The following presents potential payments upon termination of employment pursuant to different termination events. The tables indicates what payments theoretically would have been made if a termination occurred on June 30, 2011. The closing price of TRC common stock on June 30, 2011 of $6.25 was used to calculate any equity-based payments.
Christopher P. Vincze
The following presents payments that would have been made to Mr. Vincze upon certain termination events.
Potential Payments Upon Certain Termination Events

Payment Type	Not for Cause Termination ($)	Good Reason ($)	Voluntary or for Cause ($)	Death(1) ($)	Disability(1) ($)	Change-of- Control ($)
Severance	930,000	930,000	—			930,000
Prorated Bonus	—	—	—			—
Benefit Continuation	44,608	44,608	—		44,608	44,608
Accrued Vacation(2)
Restricted Stock Vesting	—	—	—	—	—	3,108,988
Stock Option Vesting(3)	—	—	—	—	—	—
Total	974,608	974,608	—	—	44,608	4,083,596

(1)
Upon a termination by virtue of Mr. Vincze's death or disability, his estate would receive a payment equal to the difference between amounts received under applicable insurance benefits and one year's base salary which cannot be determined at this time. In addition, he would receive a pro-rated portion of his annual bonus.

(2)	Amounts would depend on accrued vacation balance at time of termination.

(3)	Pursuant to the Company's award agreements, all equity awards vest upon either a change-of-control or upon a termination in connection with a change-of-control.
Other Named Executive Officers
The following presents payments that would be made to our current Named Executive Officers other than Mr. Vincze for a termination following a change of control. Upon any other termination, the Company's practice has been to grant a reasonable severance benefit based on length of service, the employee's role in the Company, contributions during the employment term, non-compete and non-solicitation terms, a customary release and other considerations.
Potential Payments Upon a Termination Following a Change-of-Control

Name	Severance ($)	Acceleration of Equity Awards ($)	Total ($)
Thomas W. Bennet, Jr.	275,000	1,121,650	1,396,650
Martin H. Dodd	244,400	546,563	790,963
James Mayer	298,896	362,263	661,159
Robert C. Petersen	275,000	321,169	596,169

Director Compensation
In fiscal year 2011, each non-employee director received an annual retainer of $35,000 payable at each director's election in cash or in deferred common shares under the Directors' Deferred Compensation Plan. In addition, directors received a restricted stock unit grant with a value of $50,000. The cash retainer and equity awards are prorated if a director is appointed to the Board during the fiscal year. Chairs of the Audit, Compensation, and Nominating and Corporate Governance Committees and The Lead Director received an additional retainer of $15,000, $8,000, $5,000 and $10,000, respectively. Directors who are also employees of the Company or any of the Company's subsidiaries do not receive remuneration for serving as directors.
In fiscal year 2009, PM&P prepared a review of director's compensation using proxy data for the Company's peer group as well as nationally recognized survey data. In addition, the Nominating and Corporate Governance Committee which, pursuant to its charter, is responsible for assessing director compensation reviewed fiscal year 2011 data from The National Association of Corporate Directors for similar sized companies and decided to adjust director compensation commencing in fiscal year 2012.
In November of 2010, each non-employee director of the Company, other than Mr. Grogan, was issued a restricted stock unit for 18,052 shares which vest in quarterly installments over a year. Upon joining the Board, Mr. Grogan received a restricted stock unit for 8,278 shares.
The following table summarizes the compensation paid to each non-employee director for his Board and committee services during fiscal year 2011.
DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Sherwood L. Boehlert	35,000	50,000	85,000
Friedrich K. M. Bohm	37,000	50,000	87,000
F. Thomas Casey	50,000	50,000	100,000
Stephen M. Duff	35,000	50,000	85,000
Richard H. Grogan(3)	8,750	37,500	46,250
Robert W. Harvey	45,000	50,000	95,000
Dennis E. Welch	43,000	50,000	93,000

(1)	May be deferred as common stock under the Directors Deferred Compensation Plan.

(2)
Amounts set forth in the Stock Awards column represent the aggregate grant date fair value of awards granted in fiscal year 2011 computed in accordance with FASB ASC Topic 718, disregarding estimates of forfeitures related to service-based vesting conditions. For additional information about the assumptions used in these calculations, see Note 2 and Note 16 to our audited consolidated financial statements for the fiscal year ended June 30, 2011 included in our annual report on Form 10-K for the fiscal year ended June 30, 2011.

(3)	Mr. Grogan joined the Board in March 2011.

The following table presents the stock option and restricted stock units held by our current non-employee directors at fiscal year end, June 30, 2011. Market value of stock awards is based on the closing price on June 30, 2011 of $6.25 per share.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Sherwood L. Boehlert	7,500		9.89	5/11/2014	9,026	56,413
	12,000		5.98	2/21/2015
Friedrich K. M. Bohm	10,000		9.89	5/11/2014	9,026	56,413
	12,000		5.98	2/21/2015
	10,000		16.03	2/22/2015
	12,000		9.92	1/25/2016
F. Thomas Casey	3,500		10.93	7/31/2014	9,026	56,413
	12,000		5.98	2/21/2015
Stephen M. Duff	10,000		9.89	5/11/2014	9,026	56,413
	12,000		5.98	2/21/2015
	12,000		11.07	2/28/2016
Richard H. Grogan	—				5,519	34,494
Robert W. Harvey	3,500		10.93	7/31/2014	9,026	56,413
	12,000		5.98	2/21/2015
Dennis E. Welch	—				9,026	56,413

Equity Compensation Plan Information

	(a)	(b)	(c)
June 30, 2011	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	3,061,220	$10.91	1,926,037
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	3,061,220	$10.91	1,926,037

(1)	Includes 2,112,995 shares issuable upon vesting of outstanding stock awards granted under the Amended and Restated 2007 Equity Incentive Plan.

(2)	The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding stock awards, which have no exercise price.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities ("10% Stockholders"), to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the SEC and the New York Stock Exchange. Officers, directors and 10% Stockholders are required to furnish the Company with copies of all Forms 3, 4, and 5 they file. Based solely on the Company's review of the copies of such forms it has received, the Company believes all applicable transactions during the fiscal year ended June 30, 2011 of officers, directors and 10% stockholders have been disclosed.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee during the fiscal year ended June 30, 2011 were independent directors, and none of them were our employees or former employees. During the fiscal year ended June 30, 2011, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation Committee or Board of Directors.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with the Company's management the Compensation Discussion and Analysis included in this Proxy Statement. Based on that review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

Dennis E. Welch, Chairman
Friedrich K. M. Bohm
Stephen W. Duff
Robert W. Harvey

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On July 19, 2006, we borrowed $5 million from Federal Partners pursuant to a three-year subordinated loan agreement. The loan bears interest at a fixed rate of 9% per annum. In addition, we issued to Federal Partners a ten-year warrant to purchase up to 66,000 shares of our common stock at an exercise price equal to $0.10 per share pursuant to a Warrant Agreement dated July 19, 2006. In connection with the Preferred Stock placement described below, the term of this loan was extended until July19, 2012. Federal Partners is an affiliate of The Clark Estates, Inc. where TRC director Stephen Duff serves as Chief Investment Officer.

On June 1, 2009, we sold 7,209.302 shares of a new Series A Convertible Preferred Stock, $0.10 par value (the “Preferred Stock”) for $2,150 per share pursuant to a private placement stock purchase by and among the Company and Federal Partners, Edward G. Jepsen (a current investor and former director of the Company who retired from the Board in February 2008), and Peter R. Kellogg and related entities. The Preferred Stock automatically converted into an aggregate of 7,209,302 shares of common stock on December 1, 2010, and pursuant to a registration rights agreement, we registered that common stock in December 2010.

In 2001 we acquired a company headquartered in Augusta, Maine known as E/Pro Engineering and Environmental Consulting LLC (“E/Pro”). E/Pro was owned by four principals, three of whom remain as employees of TRC. At the time of the acquisition E/Pro leased approximately 23,000 square feet of office space in a building owned by James Mayer and another E/Pro principal, and we have continued to lease that space. In addition in fiscal year 2009, due to expansion of our office space needs in Augusta, we leased approximately 15,000 additional square feet of office space in another building owned by Mr. Mayer and the other former E/Pro principal. The Company undertook a competitive analysis prior to entering into the leases and concluded that the terms were competitive. Rental payments under the leases were $593,475 in fiscal year 2011.

The Company has leased certain electrical testing equipment from New England Testing Equipment (“NETE”), a company owned by James Mayer and two other former E/Pro principals. We had leased equipment from NETE for several years, and in October 2009 renewed the lease for an additional 14-month term until December 2010 at a rental rate of $21,110 per month. We conducted a competitive review and determined that the lease rate was competitive with market rates. Nevertheless, in July 2010 we purchased the equipment from NETE for a total of $224,500 and terminated the lease.

Pursuant to the Charter of the Nominating and Corporate Governance Committee and Company practice, any transaction which would require disclosure under Section 404(a) of Regulation S-K is required to be justified from an arms-length perspective, reviewed with the Company's Audit Committee and approved by the Nominating and Corporate Governance Committee.

AUDIT COMMITTEE REPORT

The Audit Committee has adopted a Charter which sets out its organization, role and responsibilities.

Management is responsible for the Company's financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company's independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee's responsibility is to monitor and review these processes.

The Audit Committee has reviewed and discussed with the independent registered public accounting firm and management the plan and results of the auditing engagement and the audited financial statements for the fiscal year ended June 30, 2011. The Audit Committee has reviewed with management the scope and nature of the Company's internal auditing controls and has discussed with the independent registered public accounting firm the matters required to be discussed by AU 380 of PCAOB Standards (as amended), Communications With Audit Committee. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm its independence from the Company and its management.

The Audit Committee has reported to the Board its activities, conclusions and recommendations. Specifically, in reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended June 30, 2011 as filed with the SEC on September 8, 2011.

Submitted by the Audit Committee:

F. Thomas Casey, Chairman
Friedrich K. M. Bohm
Robert W. Harvey
Dennis E. Welch

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are requesting stockholder approval of the compensation of our Named Executive Officers (“Executive Officers”) as disclosed in this proxy statement (including in the Compensation Discussion and Analysis, or CD&A, compensation tables and accompanying narrative discussion).

This vote, which is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, is an advisory vote, which means that the stockholder vote on this proposal is not binding on us. However, the Compensation Committee of the Company's Board values the opinions expressed by our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for the Company's Executive Officers.

As you decide how to cast your vote on this Proposal 2, please consider the following key factors about the Company's executive compensation plans.

The Compensation Committee designs our compensation policies for our Executive Officers to create executive compensation arrangements that are linked both to the creation of long-term growth, sustained shareholder value and individual and corporate performance, and are competitive with peer companies of similar size, value and complexity and encourage stock ownership by our senior management. Based on its review of the total compensation of our named executive officers for fiscal year 2011, the Compensation Committee believes that the total compensation for each of the named executive officers is reasonable and effectively achieves the designed objectives of driving superior business and financial performance, attracting, retaining and motivating our people, aligning our executives with shareholders' long-term interests, focusing on the long-term and creating balanced program elements that discourage excessive risk taking.

The Compensation Committee monitors and reviews the compensation plans to ensure that they continue to support the Company's culture, including our ability to attract, retain and motivate our workforce. The Committee also regularly reviews the programs to ensure that they are not reasonably likely to incentivize executive officers to take risks that could have a material adverse impact on the Company.

For all of these reasons, we believe that our executive compensation program is well-designed and appropriately aligns executive pay with TRC's performance.

The Board of Directors unanimously recommends a vote “FOR” approval of the compensation paid to the Company's Executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the CD&A, compensation tables and related narrative discussion.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF
FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Company seeks stockholder input regarding the frequency of future stockholder advisory votes on our executive compensation programs. In voting on this proposal, you will be asked whether the advisory vote on executive compensation should occur every one, two or three years, or you may abstain from voting on the matter. For the reasons explained below, the Company's Board of Directors recommends that you vote FOR a three-year frequency.

The option of one year, two years or three years that receives the highest number of votes cast will be considered to be the frequency for the advisory vote on executive compensation that has been selected by the stockholders. The Board of Directors will consider the stockholder vote when determining how often an advisory vote on executive compensation will be requested from the Company's stockholders. Because this vote is advisory only, and not binding on the Board of Directors, the Board may decide that it is in the best interests of stockholders and TRC to hold an advisory vote on executive compensation more or less frequently than the option selected by our stockholders.

We believe that a non-binding shareholder vote on executive compensation should occur every three years. Our executive compensation program is designed to create executive compensation arrangements that are linked to the creation of long-term growth, sustained shareholder value, individual and corporate performance, are competitive with peer companies of similar size, value and complexity and encourage stock ownership by our Executive Officers. As described in the Compensation Discussion and Analysis section, one of the core principles of our executive compensation program is to ensure management's interests are aligned with shareholders' long-term interests, focusing on the long-term and creating balanced program elements that discourage excessive risk taking. Thus, we grant awards with multi-year service periods to encourage our named executive officers to focus on long-term performance. Accordingly, we recommend a triennial vote which would allow our executive compensation programs to be evaluated over a similar time-frame and in relation to our long-term performance.
A triennial vote will provide us with the time to thoughtfully respond to shareholders' sentiments and implement any necessary changes. We carefully review changes to the program to maintain the consistency and credibility of the program which is important in motivating and retaining our employees. We therefore believe that a triennial vote is an appropriate frequency to provide our management and our Compensation Committee sufficient time to thoughtfully consider shareholder input and to implement any appropriate changes to our executive compensation program, in light of the timing that would be appropriate to implement any decisions related to such changes.

The Board of Directors recommends that an advisory vote on executive compensation be held once every THREE YEARS.

PROPOSAL 4

APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors, upon recommendation of the Audit Committee, has appointed the firm of Deloitte & Touche LLP to serve as the Company's independent auditors for the fiscal year ending June 30, 2012. Representatives of Deloitte & Touche LLP are expected to be present at the Shareholders' Meeting. They will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions raised by shareholders.

In accordance with its Charter, the Audit Committee has reviewed with Deloitte & Touche LLP whether the non-audit services provided by them are compatible with maintaining their independence. During fiscal year 2011 and 2010, the Company retained Deloitte & Touche LLP to provide the following services in the following categories and amounts:

	Fiscal Year 2011 Fees	Fiscal Year 2010 Fees
Audit fees	$1,041,420	$1,043,400
Audit related fees	—	—
Tax fees	—	—
All other fees	—	—
	$1,041,420	$1,043,400

The Audit Committee is responsible for pre-approving all services performed for the Company by the independent auditors and certain services, as set forth under Section 201(a) of the Sarbanes-Oxley Act of 2002, may not, under any circumstances, be performed for the Company by the independent auditor. Audit and accounting services and audit-related services which are in the ordinary course with respect to the Company's annual and quarterly financials are approved, and other permitted services are pre-approved by the audit committee Chair, or if in an amount less than $25,000 by the Chief Financial Officer, subject in both cases to ratification by the full Committee at its next regularly scheduled meeting.

The affirmative vote of a majority of shares present and entitled to vote at the Shareholders' Meeting is required to approve this proposal. The Board is submitting the appointment of Deloitte & Touche LLP to shareholders for ratification. If the shareholders fail to ratify the appointment, the Board will reconsider whether or not to retain Deloitte & Touche LLP. If Deloitte & Touche LLP shall decline to act or otherwise become incapable of acting, or if its engagement is otherwise discontinued by the Board of Directors, then in any such case the Board of Directors will appoint other independent auditors whose employment for any period subsequent to this Shareholders' Meeting will be subject to ratification by the shareholders at the next Shareholders' Meeting.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company.

2012 SHAREHOLDER NOMINATIONS AND PROPOSALS

The eligibility of shareholders to submit proposals, the proper subjects of the shareholder proposals and other issues governing shareholder proposals are regulated by rules adopted under Section 14 of the Exchange Act. Shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange for Act for inclusion in the Company's proxy materials for the 2012 Annual Meeting of Shareholders must be received by the Company at its principal executive offices at 21 Griffin Road North, Windsor, Connecticut 06095-1563, no later than September 1, 2012.

Shareholders who wish to suggest nominees for election to the Board of Directors at the 2011 Annual Meeting should write, on or before September 1, 2012, to the Secretary of the Company at 21 Griffin Road North, Windsor, Connecticut 06095-1563, stating in detail the qualifications of such persons for consideration by the Nominating and Corporate Governance Committee of the Board of Directors.

Shareholders may communicate with the Board or any of the directors by sending written communications addressed to the Board or any of the directors to: TRC Companies at 21 Griffin Road North, Windsor, Connecticut 06095-1563, Attention: Corporate Secretary. All communications other than those determined in good faith by the Corporate Secretary to be frivolous are compiled by the Corporate Secretary and forwarded to the Board of Directors or the individual director(s) accordingly.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors knows of no other matters that may be brought before the meeting. However, if any other matters do properly come before the meeting, the persons named in the enclosed proxy will vote upon them in their discretion and in accordance with their best judgment.

A copy of the Company's Annual Report on Form 10‑K, filed with the Securities and Exchange Commission, Washington, D.C., is available to shareholders without charge upon request. Address requests to: TRC Companies, Inc., 21 Griffin Road North, Windsor, CT 06095-1563, Attention: Investor Relations.

The cost of preparing and mailing the Notice of Shareholders' Meeting, Proxy Statement and Form of Proxy will be paid by the Company. The Company will request banks, brokers, fiduciaries and similar persons to forward copies of such material to beneficial owners of the Company's Common Stock in a timely manner and to request authority for execution of proxies, and the Company will reimburse such persons and institutions for their out-of-pocket expenses incurred in connection therewith. To the extent necessary in order to assure sufficient representation, officers and regular employees of the Company may solicit the return of the proxies by telephone, personal communication or other methods. The extent of this solicitation by personal contact will depend upon the response to the initial solicitation by mail. It is anticipated that the costs of solicitation, if undertaken, will not exceed $1,000.

By Order of the Board of Directors

Martin H. Dodd
Senior Vice President,
General Counsel and Secretary

Dated at Windsor, Connecticut
October 20, 2011

SOLICITED BY THE BOARD OF DIRECTORS OF

TRC COMPANIES, INC.

PROXY

I (We) hereby appoint Christopher P. Vincze and Martin H. Dodd and each of them as proxies with power of substitution and revocation to vote all my (our) shares of Common Stock in TRC Companies, Inc., at the Annual Meeting of Shareholders to be held November 17, 2011 at 9:00 a.m., at the Millenium Bostonian Hotel, 26 North Street, Boston, MA 02109 and at any adjournments thereof: (Please place mark in one box only.)

The Board of Directors recommends a vote FOR the following proposals:

ITEM 1 ‑ Election of seven (7) nominees for directors.

☐ For    ☐ Withhold            Friedrich K. M. Bohm, F. Thomas Casey,
Stephen M. Duff, Richard H. Grogan, Robert W. Harvey,
Christopher P. Vincze, and Dennis E. Welch.

To withhold authority to vote for any individual nominee,
write that nominee's name on the line provided below.

______________________________________________

ITEM 2 -	Advisory note on the compensation paid to the Company's Executive Officers

☐ For        ☐ Against     ☐ Abstain

ITEM 3 -	Advisory vote on the frequency of future advisory votes on Executive Compensation.

☐ One Year    ☐ Two Years     ☐ Three Years    ☐ Abstain

ITEM 4 -	The ratification of the appointment of Deloitte & Touche LLP as independent auditors to audit the Company's financial statements for the fiscal year ending June 30, 2012.

☐ For        ☐ Against     ☐ Abstain

The Proxies named above will, in their sole discretion, vote upon such other matters as may properly come before the meeting and any adjournments thereof. THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE 7 NOMINEES FOR DIRECTOR, FOR ITEMS 2 AND 4 AND FOR THREE YEARS WITH RESPECT TO ITEM 3.

Dated    ______________________, 2011

___________________________
___________________________
Signature(s)

Please sign exactly as your name or names appear on this Proxy. Joint owners should each sign. Attorneys, executors, administrators, trustees or guardians should so indicate when signing.

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NOTICE OF SHAREHOLDERS' MEETING TO BE HELD NOVEMBER 18, 2010

PROXY STATEMENT

SUMMARY COMPENSATION TABLE

PROPOSAL 2

PROPOSAL 3

PROPOSAL 4